Exhibit 4.3

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”) dated as of July 9, 2020, among Rite Aid Corporation, a Delaware corporation (the “Company”), on behalf of itself and the Subsidiary Guarantors (the “Subsidiary Guarantors”) under the indenture referred to below, and The Bank of New York Mellon Trust Company, N. A., a banking association organized under the laws of the United States of America, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture dated as of April 2, 2015, as supplemented by a supplemental indenture dated as of August 23, 2018 and a supplemental indenture dated as of February 8, 2019 (as so supplemented, the “Indenture”), providing for the issuance of 6.125% Senior Notes due 2023 (the “Securities”);

WHEREAS, the Company has offered to exchange (the “Exchange Offer”) up to $750 million aggregate principal amount of the outstanding Securities from Eligible Holders (as defined in that certain offering memorandum and consent solicitation statement, dated June 25, 2020 (the “Offering Memorandum”)) for 8.000% Senior Secured Notes due 2026 (the “New Notes”) and cash (the “Cash Consideration”) and, in conjunction with the Exchange Offer, has solicited consents from registered holders (“Holders”) of the Securities to the amendments to the Indenture contained herein (the “Consent Solicitation”), in each case, upon the terms and subject to the conditions as set forth in the Offering Memorandum;

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities (including consents obtained in connection with a tender offer or exchange offer for the Securities) (the “Requisite Consents”);

WHEREAS, the Company has received the Requisite Consents to effect the amendments to the Indenture set forth in Article II hereof based on reports provided by Global Bondholder Services Corporation, as information agent and exchange agent in the Exchange Offer and Consent Solicitation, and have delivered such Requisite Consents to the Trustee;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the Company and the Subsidiary Guarantors and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

WHEREAS, pursuant to Section 9.02 and Section 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, this Supplemental Indenture shall be effective upon its signing by the parties hereto, but the provisions of Article II will become operative (the “Operative Date”) upon the issuance of the New Notes and payment of the Cash Consideration in the Exchange Offer, and payment of the Consent Payment (as defined in the Offering Memorandum) in the Consent Solicitation, on the settlement date of the Exchange Offer (the “Settlement Date”).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

DEFINITIONS

All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture. All definitions in the Indenture shall be read in a manner consistent with the terms of this Supplemental Indenture.

ARTICLE II

Consented Amendments

Section 2.01. Amendments to Certain Definitions of the Indenture. Subject to Section 3.02 hereof, Section 1.01 of the Indenture is hereby amended as follows:

a)                  clause (a) in the definition of “Permitted Liens” in Section 1.01 of the Indenture is hereby amended and restated in its entirety as follows:

“(a) Liens to secure Debt permitted to be Incurred under clause (b), (c), (d)(i), (g), (l), (s) (with respect to clause (d), (x) or (y)), (x) or (y) of the second paragraph of Section 4.03;”

b)                  Section 1.01 of the Indenture is hereby amended by adding the following definitions in their proper alphabetical order which, in the event of a conflict with the definition of terms in the Indenture, shall supersede and replace the corresponding definitions in the Indenture:

“Settlement Date” means the settlement date of the Company’s offer to Eligible Holders (as defined in the offering memorandum and consent solicitation statement, dated June 25, 2020) to exchange up to $750,000,000 aggregate principal amount of the Securities for up to $600,000,000 aggregate principal amount of the 8.00% Notes due 2026 and cash.

“Third Operative Date” means the date upon which the provisions of Article II of the Third Supplemental Indenture become operative.

“Third Supplemental Indenture” means the Supplemental Indenture, dated as of July 9, 2020, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, to this Indenture.

“7.50% Notes due 2025” means the Company’s 7.50% Senior Notes due 2025 issued under the indenture, dated as of February 5, 2020, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding as of the Operative Date.

“8.00% Notes due 2026” means the Company’s 8.00% Senior Secured Notes due 2026 issued under the indenture, dated as of the Settlement Date, among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, and outstanding as of the Operative Date.

Section 2.02. Amendments to Certain Covenants of the Indenture. Subject to Section 3.02 hereof, Section 4.03 of the Indenture is hereby amended as follows:

a)                  Section 4.03(2)(s) of the Indenture is hereby amended and restated in its entirety as follows:

“(s) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this Section 4.03 and clauses (a), (c), (d), (e), (k), (m) and (q) above, clauses (x) and (y) below and this clause (s);”

b)                  Section 4.03(2)(v) of the Indenture is hereby amended to delete the word “and” at the end of the clause.

c)                  Section 4.03(2)(w) of the Indenture is hereby amended to delete the period and insert a semi-colon at the end of the clause.

d)                  Section 4.03(2) of the Indenture is hereby amended by adding the following provisions in their proper alphabetical order:

“(x) Debt of the Company outstanding on the Third Operative Date consisting of the 7.50% Notes due 2025 and of Subsidiary Guarantors, including any future Guarantor, consisting of guarantees relating to the 7.50% Notes due 2025; and”

“(y) Debt of the Company outstanding on the Third Operative Date consisting of the 8.00% Notes due 2026 and of Subsidiary Guarantors, including any future Guarantor, consisting of guarantees relating to the 8.00% Notes due 2026.”

ARTICLE III

MISCELLANEOUS provisions

Section 3.01. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.02. Effectiveness. This Supplemental Indenture shall become effective and binding on the Company, the Subsidiary Guarantors, the Trustee and every Holder of the Securities heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this Supplemental Indenture; provided that the amendments to the Indenture set forth in Article II hereof shall not become operative until the Operative Date. Prior to the Operative Date, the Company or the Subsidiary Guarantors may terminate this Supplemental Indenture upon written notice to the Trustee. If the Exchange Offer has been terminated or withdrawn, or if upon the Settlement Date, the Company has not issued the New Notes and paid the Cash Consideration and the Consent Payment, this Supplemental Indenture shall be automatically terminated and the Indenture will remain in effect in its current form.

Section 3.03. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT REFERENCE TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

Section 3.04. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be responsible for the recitals contained herein, all which recitals are made solely by the other parties hereto.

Section 3.05. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.06. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

RITE AID CORPORATION, on behalf of itself and the subsidiary guarantors

By:	/s/ Matt Schroeder
Name: Matt Schroeder
Title: Chief Financial Officer

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos
Name: Julie Hoffman-Ramos
Title: Vice President

[Signature Page to Supplemental Indenture]